UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 11, 2025

COGENT BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38443	46-5308248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Wyman Street, 3rd Floor Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 945-5576

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	COGT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Equity Offering

On November 11, 2025, Cogent Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Equity Underwriting Agreement”) with J.P. Morgan Securities LLC, Jefferies LLC, Leerink Partners LLC and Guggenheim Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Equity Underwriters”), to issue and sell 9,677,420 shares of the Company’s common stock at a public offering price of $31.00 per share (the “Equity Offering”).

In addition, the Company granted the Equity Underwriters a 30-day option to purchase up to an additional 1,451,613 shares of its common stock, on the same terms and conditions, which the Equity Underwriters exercised in full on November 12, 2025. The net proceeds from the Equity Offering are expected to be approximately $324.0 million, after deducting customary underwriting discounts and offering expenses.

The shares of common stock described above are offered pursuant to an automatic shelf registration statement (File No. 333-291384) filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 7, 2025. A final prospectus supplement dated November 11, 2025 relating to and describing the terms of the Equity Offering was filed with the SEC on November 12, 2025.

The Equity Offering is expected to close on November 13, 2025, subject to customary closing conditions.

In the Equity Underwriting Agreement, the Company agreed to indemnify the Equity Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute payments that the Equity Underwriters may be required to make because of such liabilities.

A copy of the Equity Underwriting Agreement is filed as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Equity Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the issuance and sale of the shares of the common stock in the Equity Offering is filed herewith as Exhibit 5.1.

Notes Offering

On November 11, 2025, the Company entered into an underwriting agreement (the “Convertible Notes Underwriting Agreement”) with Jefferies LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Convertible Notes Underwriters”), to issue and sell (the “Convertible Notes Offering”) $200.0 million aggregate principal amount of its 1.625% convertible senior notes due 2031 (the “Convertible Notes”).

In addition, the Company granted the Convertible Notes Underwriters a 30-day option to purchase up to an additional $30.0 million aggregate principal amount of Convertible Notes, solely to cover over-allotments in the Convertible Notes Offering, which the Convertible Notes Underwriters exercised in full on November 12, 2025. The net proceeds from the Convertible Notes Offering are expected to be approximately $222.8 million, after deducting customary underwriting discounts and offering expenses.

The Convertible Notes are offered pursuant to an automatic shelf registration statement (File No. 333-291384) filed with the SEC on November 7, 2025. A final prospectus supplement dated November 11, 2025 relating to and describing the terms of the Convertible Notes Offering was filed with the SEC on November 12, 2025.

The Convertible Notes Offering is expected to close on November 18, 2025, subject to customary closing conditions.

In the Convertible Notes Underwriting Agreement, the Company agreed to indemnify the Convertible Notes Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute payments that the Convertible Notes Underwriters may be required to make because of such liabilities.

A copy of the Convertible Notes Underwriting Agreement is filed as Exhibit 1.2 and is incorporated herein by reference. The foregoing description of the Convertible Notes Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 8.01	Other Events.

On November 11, 2025, the Company issued a press release announcing that it priced the Equity Offering and the Convertible Notes Offering. A copy of this press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Cogent Biosciences, Inc. Equity Underwriting Agreement

1.2	Cogent Biosciences, Inc. Notes Underwriting Agreement

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

99.1	Press release dated November 11, 2025

104	The cover page from the Company’s Current Report on Form 8-K formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2025	COGENT BIOSCIENCES, INC.

	By:	/s/ Evan Kearns
Evan Kearns
Chief Legal Officer and Corporate Secretary